UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2008

DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-14483	62-1207077
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Davidson Diversified Real Estate II, L.P, a Delaware limited partnership (the “Partnership” or the “Seller”), owns through a wholly owned subsidiary Reflections Apartments (“Reflections”), a 582-unit apartment complex located in Indianapolis, Indiana.  On July 31, 2008, the Seller and six other partnerships (together the “Selling Partnerships”) sold an aggregate of seven apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to Ardizzone Enterprises, Inc., an Indiana corporation (the “Purchaser”), for a total sales price of $80,750,000, of which $31,000,000 represents that portion of the sales price allocated to Reflections. The Selling Partnerships are affiliated with AIMCO Properties, L.P., an affiliate of the Partnership’s managing general partner.  The Partnership continues to own and operate two other investment properties.

In accordance with the terms of the Registrant’s partnership agreement, the Partnership’s managing general partner is currently evaluating the cash requirements of the Partnership to determine what portion of the sale proceeds will be available to distribute to the Partnership’s limited partners.

Item 9.01 Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the continuing operations of the Registrant as if Reflections had been sold on January 1, 2007.

The pro forma financial statements do not project the Partnership’s results of operations at any future date or for any future period.  This pro forma information should be read in conjunction with the Partnership’s 2008 Quarterly Report on Form 10-Q for the period ended March 31, 2008 and the Registrant’s 2007 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

March 31, 2008

All other assets	$ 1,280
Investment properties, net	6,248
Total Assets	$ 7,528

All other liabilities	$ 7,431
Mortgage notes payable	12,820
Partners’ deficit	(12,723)
Total Liabilities and Partners’ Deficit	$ 7,528

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Total revenues	$ 995	$ 3,826
Total expenses	1,251	5,301
Net loss	$ (256)	$(1,475)
Net loss per limited partnership unit	$(205.09)	$(1,180.37)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

By:

Davidson Diversified Properties,Inc.

Managing General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

 Date:    August 6, 2008